THE HARTFORD MUTUAL FUNDS, INC.

ARTICLES OF AMENDMENT

The Hartford Mutual Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended to change the name of the following series of common stock of the Corporation as set forth below:

Current Name	New Name

The Hartford Capital Appreciation II Fund	Hartford Global Capital Appreciation Fund

The Hartford Diversified International Fund	Hartford International Capital Appreciation Fund

SECOND:  The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law without action by the stockholders.

THIRD:  These Articles of Amendment shall be effective at 12:01 a.m. on February 28, 2014.

FOURTH:  The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 25th day of February, 2014.

ATTEST:	THE HARTFORD MUTUAL FUNDS, INC.

/s/ Alice A. Pellegrino	By:	/s/ Edward P. Macdonald	(SEAL)
Alice A. Pellegrino	Edward P. Macdonald
Assistant Secretary	Vice President, Secretary and Chief Legal Officer